Exhibit 23.4

May 6, 2026

WEBUY GLOBAL LTD

35 Tampines Street 92

Singapore 528880

WEBUY GLOBAL LTD - Registration Statement on Form F-1

Ladies and Gentlemen:

We have been retained as Indonesian legal counsel to WEBUY GLOBAL LTD (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof, under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale by Dogwood Partners of up to US$20,000,000 of the Company’s Class A Ordinary Shares, together with 200,000 Class A Ordinary Shares, par value US$0.0000462 per share.

We hereby consent to the references to our name and to our role as Indonesian legal counsel in the Registration Statement only. Further, we hereby consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement. This consent is given solely for the purposes of the Registration Statement and may not be relied upon by any other person or for any other purpose without our prior written consent.

This consent is limited to matters of Indonesian law, and we express no opinion or view on the laws of any other jurisdiction.

In giving the consent set forth above, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,
BURSA HUKUM

By:	/s/ Try Januar Putra
Name:	Try Januar Putra, SH, LL.M, ACIArb
Title:	Managing Partner

PT BURSA HUKUM DIGITAL & TEKNOLOGI

Tel: +62 21 21276385/ www.bursahukum.co.id

Bali : Sunset Road 819, Bali Ruko Sunset Indah II No.10, Kuta, Kabupaten Badung, Bali 80361

Head Office : Jl. Kemang I No.11, RT.10/RW.1, Bangka, Kec. Mampang Prapatan, Kota Jakarta Selatan, Daerah Khusus Ibukota Jakarta 12730